UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2014

DubLi, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6750 N. Andrews Avenue, Suite 200
Ft. Lauderdale, FL 33309
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561) 362-2381

5200 Town Center Circle, Suite 601
Boca Raton, FL 33486
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

As previously reported, an indirect wholly owned subsidiary of DubLi, Inc. (the “Company”), Crown Group Investments Limited (“Crown”), entered into a Property Sale Agreement Memorandum of Understanding dated December 27, 2013 (the “Land Sale Agreement”) with Mr. Varun Sudhir Marodia (“Mr. Marodia”), who is not affiliated with the Company or Crown.  Pursuant to the Land Sale Agreement, Crown agreed to sell to Mr. Marodia a mixed use zoned parcel of vacant land in Dubai, U.A.E. (the “Land Parcel”) for Four Million Five Hundred One Thousand Three Hundred Fifty Seven United Arab Emirates Dirham (AED 4,501,357), which, based on an exchange rate of one (1) United Arab Emirates Dirham to 0.2722 U.S. Dollars, equals approximately One Million Two Hundred Twenty-Five Thousand Two Hundred Sixty-Nine U.S. Dollars (US$1,225,269).  In connection with the execution of the Land Sale Agreement, each of Crown and Mr. Marodia deposited an amount equal to 25% of the purchase price (each a “Deposit” and collectively the “Deposits”) with the real estate broker handling the transaction to secure their respective performance.

On May 1, 2014, Mr. Marodia’s nominee for the transaction – Bluechip Holdings Limited (the “Nominee Buyer”) - notified Crown that it would not consummate the purchase of the Land Parcel due to new provisions imposed by the master developer in order to approve the transaction.    The Company is currently in negotiation with the master developer and the Nominee Buyer in order to overcome the obstructive circumstances and obtain the approval from the master developer without imposing additional burden on the Nominee Buyer.

Item 2.03 Creation of a Direct Financial Obligation

On May 6, 2014, the Company entered into a loan agreement with Sleiman Chamoun, pursuant to which the Company borrowed $500,000 from Mr. Chamoun.  Interest accrues at 10%, and all principal and accrued interest is due and payable in full on January 1, 2015. A penalty of $1,000 per day will be charged if the loan amount plus interests is not paid in full when due. The late charge will continue to accrue until the amounts due are paid in full.

The foregoing description of the loan agreement does not purport to be complete and is qualified in its entirety by reference to the loan agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On April 7, 2014, 2014, Cherry Bekaert, LLP (“Cherry Bekaert”), an independent registered public accounting firm, gave verbal notice to the Company that Cherry Bekaert will cease to be the Company’s independent registered public accounting firm. Cherry Bekaert’s resignation is effective for the fiscal year beginning October 1, 2012. Cherry Bekaert will continue its role as the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2012.

The report on the Company’s consolidated financial statements for the fiscal year ended September 30, 2011 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. The resignation was accepted and approved by the Company’s Board of Directors. In regards to the audit procedures performed in connection with the ongoing audit for the year ended September 30, 2012 (i) there were no disagreements with Cherry Bekaert on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Cherry Bekaert, would have caused Cherry Bekaert to make reference to the matter in their report on the Company’s consolidated financial statements for such year, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Cherry Bekaert with a copy of the disclosures in this Current Report on Form 8-K and has requested Cherry Bekaert to furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission, as required by Item 304(a)(3) of Regulation S-K, stating whether they agree with the above statements and if not, to state the respects in which they do not agree with such statements. Cherry Bekaert’s response letter, dated May 9, 2014, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

The Company has also authorized Cherry Bekaert to respond fully to the inquiries of the Company’s successor certifying accountants once one has been engaged.

Item 8.01 Other Events.

On April 26, 2014, the Company received a letter dated April 15, 2014 (the “Letter”) from the United States Securities and Exchange Commission (the “SEC”) stating that the Company appears not to be in compliance with its reporting requirements under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Letter stated that the Company may be subject, without further notice, to an administrative proceeding pursuant to Section 12(j) of the Exchange Act to revoke its registration under the Exchange Act if all required reports are not filed within fifteen days of the date of the Letter.  Because the letter was not received by the Company until April 26, 2014, the staff has granted the Company until May 12, 2014 to file its required reports.  The Letter also stated that the Company’s stock may be subject to a trading suspension by the SEC pursuant to Section 12(k) of the Exchange Act.  The Company is in the process of preparing to draft all of its required reports in order to comply with its reporting requirements under Section 13(a) of the Exchange Act; however, the Company does not presently expect to be current in such filings by May 12, 2014.  The Company will initiate communications with the SEC staff in an attempt to avoid the revocation of registration pursuant to Section 12(j) of the Exchange Act, although there can be no assurances that such registration will be maintained.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Number	Description
10.1	Loan Agreement dated May 6, 2014 between DubLi, Inc. and Sleiman Chamoun.
16.1	Cherry Bekaert’s letter addressed to the U.S. Securities and Exchange Commission dated May 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DubLi, Inc.
(Registrant)

Date: May 9, 2014
By: /s/ Michael Hansen
Michael Hansen
Chief Executive Officer